================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                DTM CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             [DTM LOGO/LETTERHEAD]




                                 April 14, 1998


Dear Shareholder:

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders of DTM Corporation, which will be held at the Omni Austin Downtown Hotel, 700 San Jacinto, Austin, Texas on Wednesday, May 13, 1998 at 9:00 a.m. (Central Daylight
Time).

  Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

  After careful consideration, the Company's Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote in favor of each such proposal and for each of the directors nominated for election to the Company's Board of Directors.

  In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the annual meeting.

  We look forward to seeing you at the meeting.

                                    Sincerely,



                                    John S. Murchison, III
                                    President and Chief Executive Officer



                            YOUR VOTE IS IMPORTANT

     In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage needs to be affixed if mailed in the United States.

                                DTM CORPORATION
                              1611 HEADWAY CIRCLE
                                  BUILDING TWO
                              Austin, Texas  78754

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1998


TO THE SHAREHOLDERS OF DTM CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DTM Corporation, a Texas corporation (the "Company"), will be held on Wednesday, May 13, 1998, at 9:00 a.m. (Central Daylight Time) at the Omni Austin Downtown Hotel, 700 San Jacinto, Austin, Texas, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect six (6) directors to the Company's Board of Directors to serve until the next annual meeting of the Company's Board of Directors or until their respective successors are duly elected and qualified;

     2. To approve the adoption of the Company's 1998 Stock Option Plan (the "1998 Option Plan");

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on April 8, 1998 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                 Sincerely,



                                 Geoffrey W. Kreiger
                                 Secretary

Austin, Texas
April 14, 1998


YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                DTM CORPORATION
                       1611 HEADWAY CIRCLE, BUILDING TWO
                             AUSTIN, TEXAS  78754


                   ----------------------------------------

                               PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 13, 1998

                   ----------------------------------------

GENERAL

     The enclosed proxy (the "Proxy") is solicited on behalf of the Board of Directors (the "Board") of DTM Corporation, a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Wednesday, May 13, 1998 (the "Annual Meeting"). The Annual Meeting will be held at 9:00 a.m. (Central Daylight Time) at the Omni Austin Downtown Hotel, 700 San Jacinto, Austin, Texas. These proxy solicitation materials were mailed on or about April 14, 1998, to all shareholders entitled to vote at the Annual Meeting.

VOTING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 8, 1998, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, 6,286,851 shares of the Company's common stock, par value $0.0002 per share ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock, par value $0.001 per share, were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder on April 8, 1998. Shareholders may not cumulate votes in the election of directors.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, the six candidates receiving the highest number of affirmative votes will be elected. Proposals Two and Three each require for approval the affirmative vote of a majority of those shares entitled to vote, and that voted for or against or expressly abstained with respect to, that matter. Therefore, abstentions will be counted towards the tabulations of votes cast on proposals presented to the shareholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted "FOR" the election of each director proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted "FOR" the approval of Proposals Two and Three described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices at 1611 Headway Circle, Building Two, Austin, Texas 78754, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING



                      PROPOSAL ONE:  ELECTION OF DIRECTORS

GENERAL

     Six directors are proposed to be elected at the Annual Meeting, five of whom currently are directors of the Company and one of whom is a nominee to fill an empty seat. The Bylaws of the Company provide for a Board of Directors of not less than three, with the current number set at six. Each director will serve until the next annual meeting of shareholders or until his successor is duly elected and qualified. Vacancies on the Board may be filled by the majority vote of directors then in office or by the sole remaining director.

     The nominees for election each have agreed to serve if elected, and management has no reason to believe that such nominee will be unavailable to serve. The persons named in the accompanying proxy may act with discretionary authority to vote for a new management nominee should any nominee named in this Proxy Statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

     The Amended and Restated Articles of Incorporation of the Company do not permit cumulative voting. A plurality of the votes of the holders of the outstanding shares of Common Stock of the Company represented at the Annual Meeting at which a quorum is present will elect all six directors.

NOMINEES FOR DIRECTOR

     The following table sets forth the name, age (as of April 14, 1998) and current position with the Company of each person who is a nominee for election as a director of the Company.

     NAME                            Age            Director Since
     ----                            ---            --------------
     D. Lee Tobler                   64             1993
     John S. Murchison, III          57             1996
     Marshall O. Larsen              49             1996
     Alexander MacLachlan            65             1996
     Thomas G. Ricks                 45             1988
     Les C. Vinney                   49             Nominee


     D. LEE TOBLER is Chairman of the Board of the Company. He has served in that capacity since March 1996 and as a Director since September 1993. Mr. Tobler is currently Executive Vice President and Chief Financial Officer of The B.F. Goodrich Company ("BFGoodrich"), the Company's majority shareholder, having joined BFGoodrich in those capacities in early 1985 and having served as a director of BFGoodrich since April 1988. Mr. Tobler will reach mandatory retirement age under BFGoodrich personnel policies, and is expected to resign as an officer and director of BFGoodrich at that time. Mr. Tobler is a member of the Company's Audit, Compensation and Financial Policy Committees.

     JOHN S. MURCHISON, III joined the Company as Chief Executive Officer and President in September 1990. He was a Director of the Company from September 1990 through September 1993 and currently serves as a Director, having been again elected as a member of the Board of Directors in March 1996.

     MARSHALL O. LARSEN has served as a Director of the Company since January 1996. Mr. Larsen is the President and Chief Operating Officer of BFGoodrich Aerospace, one of two major business segments of BFGoodrich. He joined BFGoodrich in 1977 and has served in various managerial positions, including Group Vice President, Safety Systems, BFGoodrich Aerospace. He is a member of the Company's Compensation and Financial Policy Committees.

     ALEXANDER MACLACHLAN has served as a Director of the Company since March 1996. From December 1994 to March 1996, Mr. MacLachlan served as Deputy under Secretary for the U.S. Department of Energy with oversight responsibilities for technology transfer and laboratory operations. Prior to that time, he held the position of Senior Vice President, Research and Development for DuPont beginning in 1986. He is a member of the Company's Audit Committee.

     THOMAS G. RICKS has served as a Director of the Company since May 1988. From August 1991 to March 1996, Mr. Ricks served as Chairman of the Board of the Company. Since March 1996, he has served as President and Chief Executive Officer of The University of Texas Investment Management Company, a non-profit corporation engaged exclusively in providing investment management services to the Board of Regents of The University of Texas, a minority shareholder in the Company. From August 1992 through February 1996, Mr. Ricks served as Vice Chancellor-Asset Management of The University of Texas. Mr. Ricks serves as a member of the Audit, Compensation and Financial Policy Committees of the Board of Directors. Mr. Ricks also is a director of the Newfield Exploration Company.

     LES C. VINNEY has served as Vice President and Treasurer of BFGoodrich since January 1997. Mr. Vinney joined BFGoodrich in 1991 and has served in various managerial positions, including Group Vice President, Sealants, Coatings and Adhesives Group.

RETIRING DIRECTOR

     Concurrent with resigning from his employment with BFGoodrich effective as of April 1, 1998, Steven G. Rolls, a director of the Company since August 1994, resigned as a director of the Company and asked not to be reconsidered for election.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held 13 meetings during the fiscal year ended December 31, 1997 (the "1997 Fiscal Year"). Marshall O. Larsen is the only director who failed to attend or participate in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 1997 Fiscal Year.

     The Board of Directors has the following standing committees: Audit Committee, Compensation Committee and Financial Policy Committee.

     The Audit Committee currently consists of three directors, Messrs. Tobler, MacLachlan and Ricks, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held three meetings during the 1997 Fiscal Year.

     The Compensation Committee currently consists of three directors, Messrs. Tobler, Larsen and Ricks, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the authority to administer the Company's equity incentive and bonus plans, including the Company's Equity Appreciation Plan, the Company's Stock Option Plans and the Company's Management Incentive Plan. The Compensation Committee will also have authority, concurrently with the Board of Directors, to administer the 1998 Stock Option Plan which is the subject of Proposal Two described herein. The Compensation Committee held four meetings during the 1997 Fiscal Year.

     The Financial Policy Committee currently consists of three directors, Messrs. Tobler, Larsen and Ricks, and is primarily responsible for reviewing and monitoring the financial planning and financial structure of the Company and making recommendations to the Board of Directors to ensure that such planning and structure are in conformity with the Company's requirements for growth and sound operation. The Financial Policy Committee held five meetings during the 1997 Fiscal Year.

DIRECTOR COMPENSATION

     In March 1996 the Company instituted a program under which its non-employee, non-affiliated directors are paid an annual retainer of $15,000, a meeting fee of $1,000 for each board meeting attended and a committee fee of $800 for each committee meeting attended. The Company permits directors to defer all or part of their compensation. Under these arrangements, the only directors who are eligible to receive compensation are Messrs. Ricks and MacLachlan. Mr. Ricks' compensation is payable to The University of Texas Investment Management Company. Mr. Ricks' fees have been accrued but pursuant to Mr. Ricks' request have not been paid. Mr. Ricks reserves the right to request payment of these deferred fees at any time.

RECOMMENDATION OF THE BOARD OF DIRECTORS REGARDING PROPOSAL ONE

     THE BOARD BELIEVES THAT THE ELECTION OF THE PERSONS LISTED ABOVE AS DIRECTORS OF THE COMPANY IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.





               PROPOSAL TWO:  APPROVAL OF 1998 STOCK OPTION PLAN


     The Company's shareholders are being asked to approve a new stock option plan, the DTM Corporation 1998 Stock Option Plan (the "1998 Option Plan"). The purpose of this new plan is to motivate employees to put forth their maximum efforts toward the success of the Company by providing such employees with the opportunity to increase their proprietary interest in the Company, thereby aligning their interests more closely with the shareholders. The 1998 Option Plan became effective upon its adoption by the Company's Board of Directors on January 13, 1998, and was amended and restated as of March 17, 1998. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

     In addition to the new 1998 Option Plan, the Company will continue to grant options under the DTM Corporation Stock Option Plan which was adopted in January 1996 (the "1996 Option Plan"). A total of 357,755 shares of Common Stock have been reserved for issuance under the 1996 Option Plan. As of April 8, 1998, options covering 172,000 shares of Common Stock were outstanding under the 1996 Option Plan, 185,755 shares remained available for future option grants and share awards, and no shares have been issued pursuant to the exercise of options or other awards under such plan.

     The following is a summary of the principal features of the 1998 Option Plan. The summary does not purport to be a complete description of all of the provisions of the 1998 Option Plan and is qualified in its entirety by reference to the 1998 Option Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary at the Company's principal offices in Austin, Texas.

EQUITY INCENTIVE PROGRAMS

     The 1998 Option Plan contains three separate equity incentive programs:
(i) the Option Grant Program, (ii) the Performance Share Awards Program and
(iii) the Restricted Share Program. Each of these programs is described more fully below.

ADMINISTRATION

     The 1998 Option Plan will be administered by the Compensation Committee of the Board (the "Plan Administrator"). The Plan Administrator may delegate to the Chief Executive Officer and to other senior officers of the Company the authority to make awards under the 1998 Option Plan, with respect to up to 10% of the total number of shares of Common Stock reserved for issuance under the 1998 Option Plan, to individuals who are not subject to the short-swing liability provisions of the federal securities laws.

SHARE RESERVE

     A total of 300,000 shares of Common Stock has been reserved for issuance over the term of the 1998 Option Plan. Such shares may be either authorized but unissued shares or treasury shares. In no event may any one participant in the 1998 Option Plan be granted stock options, separately exercisable stock appreciation rights ("SARs"), performance share awards or restricted share awards for more than 50,000 shares per calendar year.

     Shares subject to outstanding options under the 1998 Option Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Any shares awarded under the 1998 Option Plan which are returned to the Company, whether because performance share awards have been forfeited, lapsed, expired, or canceled, and unvested shares issued pursuant to the Restricted Share Program and subsequently repurchased by the Company will also be available for issuance under the 1998 Option Plan. However, upon surrender of a stock option or exercise of any related SAR, or in the event that shares are withheld to satisfy withholding tax obligations or otherwise, the number of shares subject to the surrendered option or exercised SAR or withheld will be charged against the maximum number of shares issuable under the 1998 Option Plan and will not be available for future awards.

     In the event any change is made to the outstanding shares of Common Stock by reason of any stock split, stock dividend, combination of shares, merger, consolidation, reorganization, or other change in the structure of the Company or the nature of the shares of the Company, appropriate adjustments may be made to the number and kind of shares authorized for delivery and the price at which shares may be purchased under the 1998 Option Plan. The Plan Administrator, subject to the Board, will have discretion to determine what adjustments, if any, are appropriate.

ELIGIBILITY

     Officers and other full-time employees of the Company or any majority owned subsidiary of the Company (whether now existing or subsequently established), including members of the Board of Directors who are also full-time employees of the Company, will be eligible to receive awards under the 1998 Option Plan. An employee who receives an award under the 1998 Option Plan generally will continue to vest in such award if such individual continues to provide services to the Company as either an employee, a non-employee Board member, a consultant or an independent advisor.

          As of April 8, 1998, three executive officers and 110 other employees were eligible to participate in the 1998 Option Plan.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the 1998 Option Plan will be the mean of the high and low prices of the Company's Common Stock on that date (or if no sale was made on such date, then on the next preceding day on which such sale was made) as reported on the Nasdaq National Market System. As of April 8, 1998 the mean of the high and low prices per share was $1.68.

STOCK OPTIONS

     Options may be granted to eligible employees to purchase shares of Common Stock at an exercise price per share not less than 100% of the fair market value on the date of grant. No granted options or related appreciation rights may have a term in excess of ten years. The Compensation Committee has the discretion to determine the terms and conditions under which, upon cessation of service, optionees have a limited period of time in which to exercise any outstanding option, to the extent exercisable for vested shares.

STOCK APPRECIATION RIGHTS

     In connection with the grant of any stock option under the 1998 Option Plan, eligible employees may be granted tandem SARs and/or limited SARs, either at the time of grant of such stock option or any time thereafter during the term
of such stock option.   The number of tandem SARs or limited SARs will be
reduced not only by the number of SARs exercised but also by the number of shares purchased upon the exercise of a related option. A related stock option is no longer exercisable to the extent the SARs or limited SARs are exercised.

     Tandem SARs provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock, or any combination of stock and cash.

  Limited SARs provide holders with the right to exercise such limited SARs for cash during a 60-day period commencing on the date on which certain changes in control of the Company occur. In return for the surrendered option, the employee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the price per share being paid in such change in control over (ii) the exercise price payable for such share.

PERFORMANCE SHARE AWARDS

     The Plan Administrator may make performance share awards of Common Stock subject to conditions established by the Compensation Committee, including attainment of various performance objectives, such as net income, pretax income, consolidated operating income, segment operating income, return on equity, operating income return on net capital employed, return on assets, cash flow, working capital and earnings per share of Common Stock of the Company.

RESTRICTED SHARES

     The Plan Administrator may make awards of Common Stock subject to conditions including continued service with the Company or its subsidiaries. Any award of Restricted Shares which is conditioned upon continued employment shall be conditioned upon continued service for a minimum period of two years and ten months following the award, except in the case of death, disability or retirement. The maximum number of Restricted Shares that may be awarded under the 1998 Option Plan shall be 50,000 shares.

OTHER AWARDS

     The Plan Administrator may make other awards authorized under the 1998 Option Plan in units, the value of which is based, in whole or in part, on the value of the Common Stock, in lieu of making such awards in Common Stock. The Plan Administrator also may provide for the deferral of cash-based awards under such terms and conditions as in its discretion it deems appropriate.

ACCELERATION

     In the event of certain changes in the ownership or control of the Company pursuant to which the holders of the Company's outstanding securities immediately prior to such transaction do not control more than 70% of the successor corporation's outstanding voting securities following such transaction or, in the event that over a period of two years there is a change in the majority of the Board by reason of one or more proxy contests for the election of Board members, each outstanding option under the 1998 Option Plan which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate and become exercisable in full. The Plan Administrator will also have complete discretion to grant options under the 1998 Option Plan which will become fully exercisable for all the option shares in the event those options are assumed or otherwise continued in effect in connection with an acquisition or change in control of the Company and the optionee's service with the Company or the acquiring entity is involuntary terminated within a designated period following such transaction. The Plan Administrator may also provide for the accelerated vesting of performance share awards and restricted share awards upon similar terms and conditions.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be viewed by potential acquirors as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other effort to gain control of the Company.

AMENDMENT AND TERMINATION

     The Board may amend or modify the 1998 Option Plan in any or all respects whatsoever, subject to required shareholder approval. The Board may terminate the 1998 Option Plan at any time, and no grants under the 1998 Option Plan, if approved, may be made after May 13, 2003, five years from the date of approval.

FEDERAL INCOME TAX CONSEQUENCES

     Stock Options

     Options granted under the 1998 Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code") or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the difference between (i) the amount realized upon the sale or other disposition of the purchased shares and (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then, subject to the provisions of Section 162(m) of the Code, the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Subject to the provisions of Section 162(m) of the Code, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to an exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

     Stock Appreciation Rights

     An optionee who is granted an SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. Subject to the provisions of Section 162(m) of the Code, the Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

     Performance Shares and Restricted Share Awards

     A participant who receives a vested performance share award upon attainment of a performance goal will recognize ordinary income in the year of receipt of the award equal to the fair market value of the shares on the date of the award. The Company will be entitled to an income tax deduction equal to the amount of such income.

     With respect to performance share awards which are subject to forfeiture in the event that certain future performance goals are not attained or restricted share awards which are subject to forfeiture in the event that the participant's service terminates prior to vesting in the shares, the participant will not recognize any taxable income at the time the award is made but will have to report as ordinary income, as and when the Company's forfeiture right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the forfeiture right lapses over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the award is made an amount equal to the excess of (i) the fair market value of the shares on the award date over (ii) the exercise price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the forfeiture right lapses.

     Subject to the provisions of Section 162(m) of the Code, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the shares. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the participant.

     Potential Limitation on Company Deductions

     Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain executive officers in a taxable year to the extent such compensation exceeds $1 million per covered individual. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Section 162(m), compensation attributable to stock options or other awards granted under the 1998 Option Plan will qualify as performance-based compensation, provided the option or award is granted by a Compensation Committee composed solely of "outside directors." Because of the current composition of the Company's Compensation Committee, stock options or other awards granted under the 1998 Option Plan during the 1998 fiscal year will not qualify as "performance-based compensation" and, when combined with all other types of compensation received by a covered employee from the Company, may cause the Section 162(m) limitation to be exceeded in any particular year.

ACCOUNTING TREATMENT

     Performance share or restricted share awards with purchase or issue prices less than the fair market value of the shares on the award date will result in a direct compensation expense to the Company's earnings equal to the difference between the purchase price and the fair market value of the shares on the award date. Such expense will be accruable by the Company over the period that the shares awarded are to vest. All options granted under the 1998 Option Plan and performance share and restricted share awards with purchase or issue prices equal to 100% of fair market value will not result in any direct charge to the Company's earnings. However, the fair value of the options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in compensation expense to the Company's earnings.

STOCK OPTION AWARDS

     The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1998 Option Plan between the January 13, 1998 effective date of the 1998 Option Plan and the date hereof together with the weighted average exercise price payable per share. During the 1997 Fiscal Year, options were granted to eligible employees under the 1996 Option Plan. The options granted to the executives named in the Summary Compensation Table under the 1996 Option Plan are described in the table entitled "Option Grants in Last Fiscal Year" in the section below entitled "Executive Compensation and Other Information." Non-employee directors are not eligible to receive option grants under the 1998 Option Plan.

                         1998 OPTION PLAN TRANSACTIONS

                                                                NUMBER OF
                                                                 OPTION
                                                                 SHARES                 WEIGHTED AVERAGE
NAME                                                             GRANTED                 EXERCISE PRICE
----                                                            --------                ----------------
John S. Murchison, III                                           25,000                       $2.00
        President, Chief Executive Officer and Director

Kevin McAlea, Ph.D.
        Vice President, Marketing                                     0                          --

Geoffrey W. Kreiger
        Controller and Principal financial officer                    0                          --

All current executive officers as a group
        (Three persons)                                          25,000                       $2.00

All non-employee directors as a group
        (Five persons)                                              N/A                          --

All employees, including current officers who are
        not executive officers, as a group
        (113 persons)                                            25,000                       $2.00


     As of April 8, 1998, options covering 25,000 shares of Common Stock were outstanding under the 1998 Option Plan, 275,000 shares remained available for future option grants, performance share awards or restricted share awards, and no shares have been issued pursuant to the exercise of outstanding options under the 1998 Option Plan.

1998 OPTION PLAN NEW PLAN BENEFITS

     The table above, entitled "1998 Option Plan Transactions," shows the options granted, as of the date hereof, to each of the Company's executive officers named in the Summary Compensation Table and the various indicated groups under the 1998 Option Plan.

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the adoption of the 1998 Option Plan. Should such shareholder approval not be obtained, then the 1998 Option Plan will terminate, any stock options previously granted under such Plan will immediately terminate without becoming exercisable for the shares of Common Stock subject to those options and no additional options will be granted or awards made under the 1998 Option Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS REGARDING PROPOSAL TWO

     THE BOARD BELIEVES THAT THE APPROVAL OF THE 1998 OPTION PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 1998 OPTION PLAN.





             PROPOSAL THREE:  RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent public auditors for the Company during the 1997 Fiscal Year, to serve in the same capacity for the fiscal year ending December 31, 1998, and is asking the shareholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the ratification of Ernst & Young LLP as the independent auditors of the Company.

     In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS REGARDING PROPOSAL THREE

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.



                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                   BENEFICIAL OWNERSHIP OF DTM COMMON STOCK

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 8, 1998, by (i) all persons who are beneficial owners of 5% or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                                                   PERCENTAGE
                                                                                  SHARES           OF SHARES
                                                                               BENEFICIALLY       BENEFICIALLY
BENEFICIAL OWNER                                                                  OWNED            OWNED (1)
----------------                                                                  -----            ---------
The BFGoodrich Company (2)
   4020 Kinross Lakes Parkway
   Richfield, Ohio 44286-9368............................................        3,157,190            50.22%

D. Lee Tobler (3) (4)....................................................        3,157,190            50.22%

John S. Murchison, III (5) (6)...........................................          109,278             1.71%

Uday Bellary (7)
   1137 Fife
   Palo Alto, California 94301...........................................               --                *

Geoffrey W. Kreiger (6)..................................................               --                *

Marshall O. Larsen (3) (4)...............................................        3,157,190            50.22%

Alexander MacLachlan
   301 Centennial Circle
   Wilmington, Delaware 19807-2149.......................................            1,000                *

Kevin McAlea, Ph.D. (6) (8)..............................................           20,957                *

Thomas G. Ricks (9)
   c/o University of Texas Investment Management Company
   210 West 6th Street
   Austin, Texas 78701-2901..............................................           20,442                *

Les C. Vinney (3) (4)....................................................        3,157,190            50.22%

All current directors and executive officers as a group (8 persons) (10).        3,308,867            51.56%

______________
*     Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with such rules, EAP Options are assumed to be exercised to the extent held by the person whose beneficial ownership is shown.

     Based on Schedule 13G filed February 6, 1998 by A.G. Edwards & Co., Inc. ("A.G. Edwards"), A.G. Edwards indicated that it held 375,706 shares, or approximately 5.87% of the Common Stock of the Company. In a letter dated March 5, 1998, A.G. Edwards informed the Company that, as of February 28, 1998, it holds only 12,642 shares. A.G. Edwards is a market maker in the Company's Common Stock and accordingly the number of shares held by A.G. Edwards varies daily.

(2)  Based on Schedule 13G of BFGoodrich as filed March 3, 1998.

(3) Includes only shares owned by BFGoodrich, of which Messrs. Tobler, Larsen and Vinney each disclaims beneficial ownership.

(4) c/o The BFGoodrich Company, 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368.

(5) Represents 109,278 shares of Common Stock issuable upon the exercise of option grants which will become exercisable within 60 days after April 8, 1998.

(6)  c/o DTM Corporation, 1611 Headway Circle, Building Two, Austin, Texas
     78754.

(7) Mr. Bellary commenced employment with the Company on February 10, 1997 and resigned his position on September 30, 1997.

(8) Represents 20,957 shares of Common Stock issuable upon the exercise of option grants which will become exercisable within 60 days after April 8, 1998.

(9) Includes only shares owned by The University of Texas System, of which Mr. Ricks disclaims beneficial ownership.

(10) Includes 3,157,190 shares owned by BFGoodrich, of which Messrs. Tobler, Larsen and Vinney each disclaims beneficial ownership. Also includes 130,235 shares issuable pursuant to the exercise of stock options which will become exercisable within 60 days after the date hereof.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning the compensation earned, by the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company whose annual salary and bonus for the 1997 Fiscal Year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1996 and 1997. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1997 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Officers."


                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                          COMPENSATION
                                         ANNUAL COMPENSATION                AWARDS
                                -----------------------------------     --------------
                                                            OTHER         SECURITIES
                                                            ANNUAL          UNDER-
NAME AND  PRINCIPAL                                         COMPEN-      LYING OPTIONS/
    POSITION             YEAR      SALARY        BONUS      SATION          SARS (1)
-------------------     ------  ------------   ---------    -------      -------------
John S. Murchison, III   1997     $157,500         --          --              25,000
 President and           1996      150,000         --          --                  --
 Chief Executive         1995      125,000         --          --             100,528
 Officer


Kevin McAlea, Ph.D.      1997      105,833         --          --              15,000
 Vice President,         1996       92,700         --          --                  --
 Marketing               1995       88,186         --          --              15,707
                                        --         --          --                  --


Uday Bellary (2)         1997      102,648         --      54,805 (3)          65,264
 Chief Financial         1996           --         --          --                  --
 Officer and             1995           --         --          --                  --
 Principal Financial
 and Accounting
 Officer

----------------
(1) Consists of stock options under the 1996 Option Plan and SARs originally granted under the Equity Appreciation Plan, as converted into options to purchase Common Stock in connection with the initial public offering of the Common Stock.
(2) Mr. Bellary commenced employment with the Company on February 10, 1997. Prior to that time, Mr. Bellary was not employed by the Company or any of its subsidiaries. Mr. Bellary resigned his position on September 30, 1997.
(3) Comprised solely of relocation expense reimbursements and reimbursement of tax payments thereon.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


     The following table contains information concerning the stock options granted to the Named Officers during the 1997 Fiscal Year. All of the grants were made under the Company's 1996 Option Plan. No SARS were granted to the Named Officers during the 1997 Fiscal Year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                          --------------------------------------------------------------------------------

                                                                                                             POTENTIAL REALIZABLE
                                                                                                               VALUE AT ASSUMED
                                            % OF TOTAL                                                              ANNUAL
                           NUMBER OF         OPTIONS                                                            RATES OF STOCK
                          SECURITIES        GRANTED TO                         MARKET                         PRICE APPRECIATION
                          UNDERLYING        EMPLOYEES        EXERCISE OR      PRICE ON                        FOR OPTION TERM (1)
                           OPTIONS          IN FISCAL        BASE PRICE         DATE       EXPIRATION       ----------------------
 NAME                     GRANTED (#)         YEAR             ($/SH)         OF GRANT        DATE            5% ($)       10% ($)
------                    -----------         ----            --------        --------      --------        ---------    ---------
John S. Murchison, III      100,528(2)         20%               2.23          8.00(5)     06/29/05         1,085,702    1,861,779
                             25,000(3)         26%              8.03(4)         8.03       05/20/07           126,250      320,000

Kevin McAlea, Ph.D.          15,707(2)          3%               2.23          8.00(5)     03/28/05           169,636      290,894
                             15,000(3)         16%              8.03(4)         8.03       05/20/07            75,750      192,000

Uday Bellary (6)             50,264(2)         51%              13.53          8.00(5)     01/22/07                --      362,906
                             15,000(3)         16%              8.03(4)         8.03       05/20/07            75,750      192,000

--------------------
(1) There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants which were made to the Named Officers with an exercise price equal to the fair market value of the option shares on the grant date.

(2) Represents options issued at the time of the Company's initial public offering pursuant to the terms of stock appreciation rights agreements. All except those awarded to Mr. Bellary were actually awarded in 1996.

(3) Each option under the 1996 Option Plan becomes exercisable for 35% of the shares upon the optionee's completion of one year of service measured from the grant date, 35% of the shares upon the second anniversary of such grant date and the remaining 30% of the shares on the third anniversary of such grant date. In the event of certain changes in the ownership or control of the Company pursuant to which the holders of the Company's outstanding securities immediately prior to such transaction do not control more than 70% of the successor corporation's outstanding voting securities following such transaction or in the event that, over a period of two years, there is a change in the majority of the Board by reason of one or more proxy contests for the election of Board members, the option will automatically accelerate and become exercisable in full. However, a change in control shall not be deemed to occur for this purpose if, immediately prior to any of the above transactions (or the two-year period applicable in connection with a change in control of the Board), BFGoodrich or any of its affiliates is the beneficial owner of shares of the Company. In addition, a sale of shares by BFGoodrich or any other individual or entity who was a shareholder of the Company on the date on which the 1996 Option Plan was adopted shall not constitute a change in control for this purpose.

(4) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or in any other manner authorized by the Plan Administrator of the 1996 Option Plan pursuant to which the options were granted.

(5) Represents market price at the date of conversion, by formula, from stock appreciation units to options.

(6) Mr. Bellary commenced employment with the Company on February 10, 1997 and resigned his position on September 30, 1997.

AGGREGATED OPTION\SAR EXERCISES AND FISCAL YEAR-END VALUES


     The following table provides information, with respect to the Named Officers, concerning the unexercised options held by them at of the end of the 1997 Fiscal Year. None of the Named Officers exercised any stock options or SARs during the 1997 Fiscal Year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                         NUMBER OF UNEXERCISED OPTIONS         VALUE OF UNEXERCISED IN-THE-MONEY
                                                 AT FY-END (#)                      OPTIONS AT FY-END ($)(2)
                                    ---------------------------------------  ---------------------------------------
         NAME                          EXERCISABLE         UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
         ----                          -----------         -------------        -----------        -------------
John S. Murchison, III                   100,528               25,000                $0                  $0
Kevin McAlea, Ph.D.                       15,707               15,000                 0                   0
Uday Bellary (3)                              --                   --                --                  --

(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2) Based upon the market price of $1.38 per share, determined on the basis of the mean of the high and low prices per share of Common Stock on the Nasdaq National Market on the last day of the 1997 Fiscal Year, less the option exercise price payable per share.

(3) Mr. Bellary commenced employment with the Company on February 10, 1997 and resigned his position on September 30, 1997.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS


     On October 28, 1997, the Company and John S. Murchison, III entered into a severance agreement that will take effect in the event that Mr. Murchison's employment should ever be terminated without cause by the Company. In such event, the severance agreement provides that the Company will continue to pay Mr. Murchison's base salary for one year after the date of the termination of his employment without cause. Furthermore, the severance agreement provides that Mr. Murchison shall not compete with the Company for a period of one year
after the date of the termination of his employment.   The reasons for this
severance agreement are discussed below under "Board Compensation Committee Report on Executive Compensation--CEO Compensation."

     The Company does not have any existing employment agreements with any other executive officer.

     The Plan Administrator of the 1998 Option Plan has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares actually held by such individual, in connection with the termination of the officer's employment following certain changes in control or ownership of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Larsen, Ricks and Tobler. None of these individuals was an officer or employee of the Company at any time during the 1997 Fiscal Year or at any other time.

     Except for the Chairman of the Board, Mr. Tobler, whose position is deemed to be an executive officer under the Company's Bylaws, no current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the authority to make discretionary option grants to the Company's executive officers under the 1996 Option Plan, not in use after the Company's initial public offering, the Management Incentive Plan, and, if approved, the 1998 Option Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's shareholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in the 1997 Fiscal Year.

     General Compensation Policy

     The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary; (ii) bonus which reflects both individual performance and the performance of the Company which, together with base salary, is designed primarily to be competitive with salary and bonus levels in the industry; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officer and the Company's shareholders.

     Factors

     The principal factors that were taken into account in establishing each executive officer's compensation package for the 1997 Fiscal Year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     . Base Salary. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

     . Annual Incentives. The DTM Corporation Management Incentive Plan (the "MIP") has been established to provide opportunities to certain key management personnel to receive incentive compensation as a reward for high levels of personal performance above the ordinary performance standards compensated by base salary. The MIP is designed to provide a competitive level of rewards when all relevant performance objectives are achieved. Participation in the MIP is limited to those key executives selected by the Compensation Committee that have the potential to influence significantly and positively the performance of the Company. Inclusion of a key manager as a participant does not, however, assure that an incentive award will be paid to the participant for the year since actual awards are determined at the sole discretion of the Compensation Committee.

             Each participant will be assigned each year to an incentive category based on organizational level and potential impact on important Company results. The participant categories define the target level of incentive opportunity, stated as a percentage of base salary, that will be available to the participant. Category assignments are approved by the Chief Executive Officer. The category assignment for the Chief Executive Officer shall be approved by the Compensation Committee. The annual incentive bonus for participants is based on a percentage of their base pay (50% for the 1997 Fiscal Year). That percentage is adjusted based on the actual financial performance of the Company in comparison to the goals adopted for that year.

             The total target incentive pool for the Company is equal to the sum of the individual target bonuses for all MIP Participants. This total target incentive pool is then divided into separate generator pools one generator pool for each performance measure (e.g. Net Income, Pre-tax Income, Earnings Per Share, Return on Equity, etc.). The weightings for each performance measure (which are determined by the Compensation Committee) determine the target dollar amount for each generator pool. No bonus is paid if the performance for the generator pool is below the threshold performance; 50% of the target bonus is paid if the performance for the generator pool equals the threshold performance funding level; and 100% of the bonus is paid if the target performance funding level (100% of goal) is reached. The maximum bonus payable under the MIP is 150% of the bonus which is paid for performance above the target performance level. The actual bonus is calculated on a pro rata basis between these points. Management and the Compensation Committee have discretion to adjust individual bonuses based on various factors in their discretion.

     . Long-Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the Company's executive officers and other selected employees pursuant to the 1996 Option Plan and the 1998 Option Plan (collectively, the "Option Plans"). Each grant is designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant under the Option Plans allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments generally over a 3-year period (generally 35% on each of the first and second anniversary dates of the grant and 30% on the third such anniversary date), contingent upon the officer's continued service with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service during the vesting period, and then only if the market price of the shares appreciates over the option term. The Compensation Committee may also award SARs, performance shares, restricted shares, Common Stock and/or other incentive awards in accordance with the provisions of the Option Plans.

             The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The maximum number of shares in respect of which options and awards may be granted to any individual in any one year under the 1996 and 1998 Option Plans, respectively, is 25,000 and 50,000. The Compensation Committee also takes into account the total number of existing vested or unvested options held by the executive officer, as well as the exercise prices of such options, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors may vary from individual to individual.

     CEO Compensation

     In setting the total compensation payable to the Company's Chief Executive Officer, John S. Murchison, III, for the 1997 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid to persons with similar positions in the industry and in the Company's geographic market, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

     The Compensation Committee adjusted Mr. Murchison's base salary for the 1997 Fiscal Year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Murchison's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

     The remaining components of Mr. Murchison's 1997 Fiscal Year compensation, however, were primarily dependent upon corporate performance. Mr. Murchison was eligible for a cash bonus under the MIP for the 1997

Fiscal Year conditioned on the Company's attainment of performance goals with additional consideration to be given to individual business plan objectives. No bonus was paid to him for the 1997 Fiscal Year because the Company did not attain its performance goal. The Compensation Committee awarded stock option grants totalling 50,000 shares (25,000 under the 1996 Option Plan, 25,000 under the 1998 Option Plan) to Mr. Murchison in the 1997 Fiscal Year in order to provide him with an equity incentive to continue contributing to the financial success of the Company. These options will have value for Mr. Murchison only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.

     As discussed above, on October 28, 1997, the Company and Mr. Murchison entered into a severance agreement which provides, among other things, that the Company will be required to pay Mr. Murchison's base salary for one year after the termination of his employment without cause. The Compensation Committee approved the severance agreement for Mr. Murchison as a means of retaining Mr. Murchison's senior management experience at a time in 1997 when the Company was experiencing significant challenges to its business and operations, including the loss of other key executives.

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1997 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for the 1998 Fiscal Year will exceed that limit. In addition, option grants and other awards made under the 1996 Option Plan prior to January 1, 1998 have been structured so that any compensation deemed paid to an executive officer in connection with those awards will qualify as performance-based compensation which will not be subject to the $1 million limitation. However, any compensation deemed paid by the Company in connection with transactions relating to options or other awards granted during the 1998 fiscal year will have to be taken into account for purposes of the $1 million limitation. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                                        Marshall O. Larsen
                                        Thomas G. Ricks
                                        D. Lee Tobler

STOCK PERFORMANCE GRAPH

     The graph below depicts a comparison of cumulative total shareholder returns for the Company, the Standard & Poors SmallCap 600 Index and a peer group of companies in the same line of business as the Company, which peer group was selected by the Company in good faith and consists of 3D Systems Corporation (NASD: TDSC), Stratasys, Inc. (NASD: SSYS) and Helisys, Inc. (NASD: HELI).

     The graph covers the period from May 2, 1997, the commencement date of the Company's initial public offering, to December 31, 1997, and assumes that $100 was invested in the Company's Common Stock on May 2, 1997 and concurrently in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

     This information has been provided to the Company by Zack's Investment Research, Inc. The comparisons in the graph are required by regulations of the Securities Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of the Common Stock.


                           [STOCK PERFORMANCE GRAPH]


                                        5/2/97           12/31/97
                                       --------         ----------
DTM Corporation                         $100               $ 17.19
Standard & Poors SmallCap 600           $100               $131.36
Peer Group of Selected Companies        $100               $ 71.75


     Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                             CERTAIN TRANSACTIONS

SHAREHOLDERS' AGREEMENT

     Under the Shareholders' Agreement among DTM, BFGoodrich and certain other shareholders as of March 1996, BFGoodrich has certain rights of participation in public offerings by the Company of Common Stock, sometimes referred to as "piggyback" registration rights. The rights continue for the benefit of the parties to that agreement who are not eligible to sell shares of Common Stock absent registration under the Securities Act of 1933, as amended (the "Securities Act"). However, if the underwriter of such an offering determines that not all shares tendered for a public offering can be sold, then the shares tendered by each shareholder will be reduced proportionately. Participating shareholders must enter into underwriting agreements, make representations and share in registration and filing fees. DTM is obligated to pay all other costs associated with a public offering and must indemnify shareholders for certain liabilities that could arise in the context of a registered public offering of
Common Stock.   Shareholders have a reciprocal obligation of indemnification for information supplied by them. Shareholders' registration rights terminate when two conditions are met: (a) there is a public market for the Common Stock; and
(b) their Common Stock can be sold pursuant to Rule 144 under the Securities
Act.

INDEMNIFICATION AND LIABILITY OF OFFICERS AND DIRECTORS

     The Company's directors and officers are granted certain protections or indemnities by virtue of the Articles of Incorporation and Bylaws of the Company. Under the Articles of Incorporation, directors cannot be held liable to shareholders for monetary damages except in the event of breach of the duty of loyalty, bad faith, intentional misconduct or knowing violations of law and certain other specified events. The Bylaws of the Company also contain provisions consistent with Texas law providing for indemnification of directors, officers, employees and agents acting on behalf of the Company.

     The Company is the defendant in a matter styled as a class action that is pending in a Texas State court. The plaintiff's seek rescission of the Company's May 1997 initial public offering and the return to certain shareholders of the proceeds of that offering of approximately $22.8 million, plus interest and costs. Although not formally served as of the date hereof, the Company has been advised that on March 26, 1998, the plaintiffs filed an amended complaint to expand their allegations and to name, among others, Messrs. Murchison, Tobler, Larsen and Rolls as additional defendants with the Company. The Company expects that Messrs. Murchison, Tobler, Larsen and Rolls will make claims for indemnification by the Company once they are formally served in this matter.

     Individuals who serve as directors and executive officers of the Company have been included in the directors and officers insurance coverage of BFGoodrich, as part of the insurance program that BFGoodrich maintains for its business units and subsidiaries. Company directors who are also employees of BFGoodrich are entitled to indemnification pursuant to BFGoodrich's bylaws. Furthermore, BFGoodrich's bylaws provide for discretionary indemnification for certain other persons acting as officers or directors of its subsidiaries.

BFGOODRICH GUARANTEE

     BFGoodrich has guaranteed the Company's $2.0 million line of credit with Chase Bank, Texas NA.

CERTAIN ARRANGEMENTS WITH BFGOODRICH

     During the period from October 31, 1990 to May 7, 1997, DTM was a party to a tax-sharing agreement with BFGoodrich, whereby BFGoodrich credited DTM with a tax benefit approximating the benefit that BFGoodrich derived from the consolidation of DTM. As a result of the Company's initial public offering in May 1997, BFGoodrich's ownership fell below 80% and such benefits are no longer available to DTM.

     Historically, DTM has received certain tangible and intangible benefits from BFGoodrich. For example, BFGoodrich currently provides DTM participation in a group program for various types of business insurance. This arrangement is on terms that could be considered more favorable to the Company than those that would be available to DTM in arms-length transactions with unrelated vendors, principally because DTM is able to take advantage of cost efficiencies experienced by BFGoodrich due to the size of its operations. DTM will be ineligible to take part in some insurance once BFGoodrich no longer owns at least a 50% interest in DTM.

     As of December 31, 1997, the Company had payables outstanding to BFGoodrich in the approximate amount of $909,000, relating to various transactions involving income taxes, accrued interest, payroll taxes and certain insurance.

     In December 1992, BFGoodrich transferred to the Company the intellectual property rights used in its business of developing and selling powdered materials for Sinterstation Systems, in exchange for Common Stock. In connection with that transfer, BFGoodrich entered into a non-competition agreement with the Company, in which BFGoodrich agreed not to compete with the Company in the development or manufacture of materials for use in the Company's Sinterstation Systems, or of selective laser sintering systems themselves. This agreement will expire on the fifth anniversary of the date that BFGoodrich no longer owns, directly or indirectly, more than 50 percent of the Company's voting stock.

CERTAIN MATTERS AFFECTING CORPORATE GOVERNANCE

     Messrs. Larsen, Rolls, Tobler and Vinney are current or former BFGoodrich employees and have served or will serve on the Board of Directors at the request of BFGoodrich but subject to the duties and responsibilities of directors under Texas corporate law. Due to the large percentage of shares of Common Stock held by BFGoodrich, BFGoodrich may be able to control the Board of Directors and could determine the outcome of matters submitted to the Company's shareholders for their vote or consent.

ROYALTIES

     Mr. Ricks, a nominee for re-election to the Board of Directors, is an employee of the University of Texas Investment Management Company, a non-profit corporation engaged exclusively in providing investment management services to the Board of Regents of the University of Texas; and the Company has a license agreement from The University of Texas. In return for the exclusive, worldwide license from The University of Texas for use of the selective laser sintering process patent, the Company is obligated to pay The University of Texas a royalty equal to four percent of net sales of Sinterstation Systems and certain powdered materials. From the Company's first commercial sale of a Sinterstation System through December 31, 1994, the Company had paid The University of Texas $134,000 of royalties attributable to sales of licensed products. This amount was less than required under the License. Upon the application of certain credits due the Company by The University of Texas, the parties agreed that the net balance due The University of Texas from the Company as of December 31, 1994 was $403,000, which was paid as agreed in eight quarterly payments, plus interest, commencing in January 1995. Royalties on sales commencing January 1, 1995 are paid currently in accordance with the terms of the License. Through December 31, 1997, royalties to The University of Texas paid or accrued by the Company totaled approximately $2.1 million.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1997 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1997 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners except for Geoffrey W. Kreiger's Initial Beneficial Ownership Report on Form 3, which was not timely filed.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received no later than December 15, 1998, in order that they may be included in the proxy statement and form of proxy relating to that meeting. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and the procedure set forth in the Bylaws of the Company.

                         ANNUAL REPORT TO SHAREHOLDERS

     A copy of the Company's Annual Report to shareholders for the 1997 Fiscal Year has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                          ANNUAL REPORT ON FORM 10-K

     The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 31, 1998. Shareholders may obtain a copy of this report, without charge, upon written request to Geoffrey W. Kreiger, Secretary of the Company, at the Company's principal executive offices located at 1611 Headway Circle, Building Two, Austin, Texas 78754.


                           BY ORDER OF THE BOARD OF DIRECTORS OF DTM CORPORATION


Dated: April 14, 1998

                                DTM CORPORATION

                                     PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DTM CORPORATION

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 13, 1998 and the Proxy Statement and appoints John S. Murchison, III and Geoffrey W. Kreiger, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of DTM Corporation, a Texas Corporation (the "Company"), which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Omni Austin Downtown Hotel, 700 San Jacinto, Austin, Texas on May 13, 1998 at 9:00 a.m. Central Daylight Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth hereon.

1. TO ELECT THE FOLLOWING SIX (6) NOMINEES AS DIRECTORS to serve for a one-year term ending on the next annual meeting of shareholders or until his successor is duly elected and qualified:

     D. LEE TOBLER; JOHN S. MURCHISON, III; MARSHALL O. LARSEN; ALEXANDER MACLACHLAN; THOMAS G. RICKS; AND LES C. VINNEY

     [ ] FOR all nominees listed above      [ ] WITHHOLD AUTHORITY to vote
         (except as marked to                   for all nominees listed above
         the contrary below)



     (INSTRUCTION:  To withhold authority to vote for any individual nominees, listed or any individual nominee, write that nominee's name on the space provided below.)

     ---------------------------------------------------------------------------

2.   [ ] FOR   [ ] AGAINST   [ ] ABSTAIN  TO APPROVE THE DTM CORPORATION
                                           1998 STOCK OPTION PLAN.

3.   [ ] FOR   [ ] AGAINST   [ ] ABSTAIN  TO RATIFY THE APPOINTMENT OF ERNST &
                                           YOUNG LLP as independent auditors of
                                           the Company for the 1998 fiscal year.

4. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

     The Board of Directors recommends a vote FOR each of the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified hereon. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTORS LISTED ABOVE AND "FOR" EACH OF THE OTHER PROPOSALS.

Please print the
name(s) appearing
on each share
certificate(s) over
which you have voting
authority:______________________________________________________________________
                (Print name(s) exactly as it (they) appear(s) on certificates)


Please sign your name:_______________________________________ Date:________,1998
                         (Authorized Signature(s))

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.